Exhibit 99.4
Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street
London EC4A 1BD
United Kingdom

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	August 24, 2011

Path Spirit Limited

By: /s/ Arthur F. Coady, Director